EX-10.29

Plan:     IDEX Corporation Incentive Award Plan
As Amended and Restated effective April 8, 2015

IDEX CORPORATION
PERFORMANCE SHARE Unit Award Agreement - CASH Settled

Effective on the Grant Date, you have been granted a cash-settled Performance Share Units (the "Performance Units") award ("Award") providing you the entitlement to receive a cash payment for the Performance Units that are earned and vest equal to the Fair Market Value of that number of shares of IDEX Corporation (the "Company") Common Stock equal to the number of earned and vested Performance Units, in accordance with the provisions of this Performance Share Unit Award Agreement (the "Agreement") and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 8, 2015 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement. "Employer" means the Subsidiary that employs you (unless you are directly employed by the Company).
The number of Performance Units granted, represents a target number of shares that may be earned based upon satisfaction of the target Performance Goal as set forth on Schedule A (the "Target Award"). The actual number of Performance Units earned and vested may be greater or less than the Target Award, or even zero and will be determined based on the Company's actual performance level achieved as set forth on Schedule A.
In addition to the Performance Units, you are also entitled to receive Dividend Equivalents on each Performance Unit actually earned and vested equal to the amount of dividend which would have been paid on a share of Common Stock for which a record date falls prior to the Issuance Date (as defined below), without interest thereon. If the dividend on Common Stock is paid in property other than cash, the Compensation Committee in its sole and absolute discretion will determine the fair market value of such property for purposes of paying the Dividend Equivalents.
The "Performance Period" for the Performance Units is the three year period beginning January 1 (“Beginning Date”) and ending December 31 (“End Date”) as set forth on Schedule A, except as otherwise provided below.
In the event of the termination of your service to the Company or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its "Subsidiary"), prior to the End Date for any reason, whether such termination is occasioned by you, by the Company or a

Subsidiary, with or without cause or by mutual agreement ("Termination of Service"), your right to earn or vest in your Performance Units and Dividend Equivalents will terminate effective as of the date of Termination of Service and your Performance Units and all Dividend Equivalents thereon will be automatically cancelled and forfeited. If your employment or service is in a jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the "Notice Period"), you have no rights to earn or vest in your Performance Units or to receive Dividend Equivalents during the Notice Period.
Notwithstanding the foregoing, upon your Termination of Service by reason of death, Disability, or Retirement, the Performance Units and any Dividend Equivalents shall become vested at the end of the Performance Period, and the Performance Units and Dividend Equivalents thereon earned will be determined based upon the performance level achieved with respect to the Performance Goal as set forth on Schedule A from the Beginning Date through the end of the Performance Period.
If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.
In all cases, Termination of Service will be interpreted and determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.
For the purposes of this Agreement: (i) "Disability" means that you could qualify to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time, (ii) “Retirement” means your Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of your age and Years of Service is at least 70, (iii) “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.
A cash payment will be provided to you in payment of each Performance Units that is earned and vested as soon as practicable following the End Date of the relevant Performance Period, but in no event later than 60 days after, the End Date of the relevant Performance Period (such date of issuance, the “Issuance Date”). An amount equal to the Dividend Equivalents on each earned and vested Performance Unit shall be paid in cash on the Issuance Date.
The Performance Units and Dividend Equivalents are not transferable except by will or the laws of descent and distribution. You will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award.
If a Change in Control, as defined in the Plan, occurs, this award will be valued based upon the performance level achieved based upon the actual level of achievement of the performance goals against target measured as of the date of the Change in Control and will include Dividend Equivalents earned up to the Change in Control (the “CIC Value”). The CIC Value will be adjusted to date of payment, no less often than quarterly, to reflect hypothetical earnings for the period equal to the lesser of (i) the Barclays Long Aaa U.S. Corporate index (or the appropriate successor index) determined as of the first business day of November of the preceding calendar year or (ii) 120% of the ‘applicable federal long-term rate’ under Section 1274(d) of the Code determined as of the first business day of November of the preceding calendar year, with compounding using the rate specified that corresponds most closely to the period of adjustment for hypothetical earnings.

The CIC Value, as adjusted, will become vested and paid in cash as soon as practicable following the earliest occurrence of the following events:

(a)	If, as of the time of the Change in Control, you satisfy the age and service requirements to be eligible for Retirement, as of the date of the Change in Control.

(b)	As of the date you first satisfy the age and service requirements to be eligible for Retirement following the Change in Control if that date occurs prior to the End Date.

(c)
If you incur a Termination of Service by reason of termination by the Company without Cause or by reason of your termination for Good Reason, and the date of Termination of Service occurs (or in the case of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, on your Termination of Service.

(d)	If you remain in continued employment with the Company or a successor company after the Change in Control and through the End Date, as of the End Date.

(e)	If your employment is terminated prior to the End Date due to death or Disability, as of the date of death or Disability.
If your Termination of Service occurs prior to the foregoing events, your right to payment of the CIC Value will be automatically cancelled and forfeited.

“Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) failure to perform your material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided, (ii) your breach of fiduciary duty to the Company, (iii) your indictment under the laws of any jurisdiction in which you reside or are otherwise performing services for the Company or any Subsidiary, for (A) a civil offense which is injurious to the business reputation of the Company or (B) a criminal offense, or (iv) your breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company. "Good Reason" shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) there has been a material diminution in your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority, (ii) a required relocation of more than 50 miles from the location of your principal job location or office immediately prior to the Change In Control, or (iii) a material breach by the Company or Subsidiary of any of the material terms of any agreement covering your terms of employment. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.

Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of the Performance Units, the vesting of the Performance Units, any payments of Dividend Equivalents and any payments in settlement of any vested Performance Units, and (b) do not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax-Related Items.
Prior to the delivery of any cash payment upon the vesting of the your Performance Units, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Employer shall withhold a portion of the cash payment sufficient to pay the Tax-Related Items required to be withheld. Alternatively, the Company or the Employer may withhold the Tax-Related Items required to be withheld from your regular salary/wages or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding from the cash payment attributable to the vested Performance Units or through your regular salary/wages or other amounts payable to you, no payment will be issued to you (or your estate) upon the vesting of the Performance Units unless and until satisfactory arrangements (as determined by the Compensation Committee) have been made by you with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such Performance Units.
If you relocate to another jurisdiction during the lifetime of the Award, you shall be responsible for notifying the Company of such relocation and shall be responsible for compliance with all applicable tax requirements. If you are subject to taxation in more than one (1) jurisdiction, you acknowledge and agree that the Company, the Employer and/or other Subsidiaries may be required to withhold or account for Tax-Related Items in more than one (1) jurisdiction. By accepting this Award, you expressly and explicitly consent to the withholding methods as provided for hereunder. All other Tax-Related Items related to the Performance Units shall be your sole responsibility.
You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.
Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and the Employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any Performance Units awarded, cancelled, vested, unvested or outstanding in your favor, for the purpose of managing and administering your Performance Units and Dividend Equivalents ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of your Performance Units and Dividend Equivalents. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your Performance Units and Dividend Equivalents. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan and receive Dividend Equivalents or cash upon vesting in the Performance Units.
Your participation in the Plan is voluntary. The value of the Dividend Equivalents, Performance Units or cash received upon vesting in the Performance Units is extraordinary items of compensation outside the scope of your employment contract, if any. As such, the Dividend Equivalents, Performance Units and cash received upon vesting of the Performance Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Dividend Equivalents and Performance Units represents a mere investment opportunity.
The Performance Units and Dividend Equivalents are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. The grant of the Performance Units and Dividend Equivalents are a one-time benefit and does not create any contractual or other right to receive a grant of Performance Units, dividend equivalents or benefits in lieu of Performance Units or dividend equivalents in the future. Future grants of Performance Units and Dividend Equivalents, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of units and vesting provisions. By execution of this Agreement (electronically or otherwise), you consent to the provisions of the Plan and this Agreement.
All cash payments shall be made as determined by the Committee in either US dollars or the local currency applicable to your jurisdiction, after being converted from a US dollar equivalent based on the exchange rate selected by the Committee. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
The Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, U.S.A., without regard to conflict of laws principles. Each party agrees to exclusive personal jurisdiction and venue in the federal and state courts in Cook County, Illinois, U.S.A., for any dispute arising out of this Agreement.
If you have received this Agreement or any other document related to the Plan or the Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future Awards that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
Notwithstanding any provision of this Agreement to the contrary, this award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as set forth in Schedule B to this Agreement. Further, if you transfer residency and/or employment to another country reflected in Schedule B, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of this award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Schedule B shall constitute part of this Agreement.

COMPANY:
IDEX CORPORATION
By:___/s/ DENISE R. CADE_____
Denise R. Cade
Senior Vice President, General Counsel and Corporate Secretary

Schedule A

The number of Performance Units earned and vested will be determined as follows:
Earned Performance Units = Payout Percentage x Target Award
The Payout Percentage is based on IDEX's percentile ranking of its TSR (as defined below) vs. the TSR of the companies in the -Russell Midcap index at the end of the Performance Period.
Performance Period: January 1, 2018-December 31, 2020

Performance Level	Performance Goal	Payout Percentage
Below Threshold	Achieve Less than 33rd Percentile Performance	—%
Threshold	Achieve 33rd Percentile Performance	33%
Target	Achieve 50th Percentile Performance	100%
High Achievement	Achieve 60th Percentile Performance	150%
	Achieve 70th Percentile Performance	200%
	Achieve 80th Percentile Performance	250%

Achievement between each performance level will be interpolated on a straight line basis rounded to the nearest whole number; provided that if the actual performance level achieved does not meet Threshold performance (i.e.: if performance is less than 33rd Percentile) then no Performance Units will be earned. The maximum number of Performance Units that may be earned shall be 250% of the Target Award.
Notwithstanding the Payout Percentage indicated above, if IDEX’s TSR for the Performance Period is less than 1.00 (negative TSR), the Payout Percentage will not be greater than 100%, (i.e. a TSR of 0.98 is equal to a -2.0% (absolute negative two percent)).
"TSR" is calculated by dividing the Closing Average Share Value by the Opening Average Share Value at the end of the Performance Period and assuming that all applicable dividends are reinvested on the ex-dividend date. For this purpose:

•
"Closing Average Share Value" means the average closing price of the Common Stock, for the 30 calendar days ending on the last day of the Performance Period (i.e.: December 2, 2019 to December 31, 2019)

•
"Opening Average Share Value" means the average closing price of the Common Stock, for the 30 calendar days preceding the beginning of the Performance Period (i.e.: for Performance Period with a Beginning Date of January 1, 2018, the Opening Average Share Value would include the calendar days from December 2, 2017 to December 31, 2017)

Schedule B

In addition to the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 8, 2015 (the "Plan"), and the cash-settled Performance Share Unit Award Agreement (the "Agreement"), the Performance Units are subject to the following additional terms and conditions as set forth in this Schedule B to the Agreement to the extent you reside and/or are employed in one of the countries addressed herein (this "Schedule B"). All defined terms as contained in this Schedule B shall have the same meaning as set forth in the Plan and the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Schedule B (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

Award Conditioned on Satisfaction of Regulatory Obligations. If (a) you are a director of a Subsidiary incorporated in Australia, or (b) you are a management-level executive of a Subsidiary incorporated in Australia and you also are a director of a Subsidiary incorporated outside of Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) and the Corporations Amendment (Improving Accountability on Termination Payments) Act in Australia.

CANADA

The following provisions apply to your Award if you are a resident of Quebec:

1.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Schedule B, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe B, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

2.    Termination of Employment. The following provision replaces the relevant provision of the Agreement:
Notwithstanding any contrary provision of this Agreement, if you terminate service with the Company for any or no reason prior to vesting (whether or not later found to be invalid or in breach of local labor laws or your employment agreement, if any), your right to vest in the Award, if any, will terminate effective as of the date that is the earlier of (a) the date on which you receive a notice of termination of employment from the Company or the Employer, or (b) the date on which you are no longer actively employed or actively rendering services to the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice required under local law.

3.     Data Privacy. You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the Plan. You further authorize the Company and any Subsidiary to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in your employee file.

CHINA

Payment of Award. The grant of the Performance Units does not provide you with any right to receive shares of Common Stock. Instead, upon vesting of the Performance Units, you only shall be entitled to receive a cash payment, in local currency, paid by the Employer through local payroll (less any withholding for Tax-Related Items). In accepting the Award, you expressly acknowledge and agree that you shall bear any currency fluctuation risk between the time the Award is granted and the time you receive cash payment in settlement of any vested Performance Units.

FRANCE

1.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Schedule B, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe B, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

INDIA

Payment of Award. The grant of the Performance Units does not provide you with any right to receive shares of Common Stock. Instead, upon vesting of the Performance Units, you only shall be entitled to receive a cash payment, in local currency, paid by the Employer through local payment (less any withholding for Tax-Related Items). In accepting the Award, you expressly acknowledge and agree that you shall bear any currency fluctuation risk between the time the Award is granted and the time you receive cash payment in settlement of any vested Performance Units.

ITALY

1.    Data Privacy Notice and Consent. This provision replaces the relevant provision in the Agreement:

You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this section of this Schedule B by and among, as applicable, your employer (the “Employer”), the Company and Subsidiaries of the Company for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

You understand that the Employer, the Company and any Subsidiary of the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address; date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, or a Subsidiary of the Company, and details of any and all entitlements to cash or shares awarded, canceled, exercised, purchased, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is IDEX Corporation with registered offices at 1925 West Field Court
Suite 200, Lake Forest, Illinois 60045-4824, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is IDEX Italy S.r.l. with registered offices at Viale Del Lavoro 19, 20010 Casorezzo Milano, Italy.

You understand that Data will not be publicized, but it may be transferred to UBS Financial Services Inc. or other third parties involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company, and/or any Subsidiary of the Company will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company or a Subsidiary of the Company may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the cash award program. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

2.    Plan Document Acknowledgment. By accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Schedule B, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Schedule B.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement and this Schedule B: Vesting Schedule; Termination of Employment; Taxes; Employee Data Privacy; Governing Law and Venue; Language; and Waiver.

MEXICO

1.    Commercial Relationship. You expressly recognize that participation in the Plan and the Company’s grant of the Award does not constitute an employment relationship between you and the Company. You have been granted the Award as a consequence of the commercial relationship between the Company and the Employer, and the Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits derived from participation in the Plan will not establish any rights between you and the Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the your employment with the Employer.

2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Schedule B. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

NETHERLANDS

Waiver of Termination Rights. As a condition to the grant of the Performance Units, you hereby waive any and all rights to compensation or damages as a result of a termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) you ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

UNITED KINGDOM

1.    Tax Acknowledgment. This section supplements the Agreement.

Without limitation to the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

2.    Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from you ceasing to have rights under or to be entitled to vest in the your Performance Units, whether or not as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of your Performance Units. Upon the grant of the Performance Units, you shall be deemed irrevocably to have waived any such entitlement.